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Exhibit 10.35

                                  July 13, 1999

Paul Kruis
3045 Schoolhouse Road
Middletown, PA 17057

Re:      Separation Letter Agreement

Dear Paul:

         This Separation Letter Agreement ("Agreement") sets forth our agreement regarding your separation from Balanced Care Corporation (hereinafter "the Company") effective February 12, 1999 (the "Effective Date" of this Agreement).

          1. Effective February 12, 1999 through and including May 11, 2000, you will receive severance pay at your final base salary rate (minus deductions and withholdings required by law), paid bi-weekly in accordance with the Company's normal payroll practices, subject to paragraph 14 below. You agree and acknowledge that you will only be paid such severance (as well as the consideration outlined in paragraphs 2 and 3 of this letter agreement) if you execute, do not revoke, and do not breach this Agreement which contains various terms and conditions including but not limited to, a General Release and confidentiality provision.

          2. Your group health insurance coverage will continue through February 11, 2000. The Company will make the same contribution toward the premium as it does for its employees. After February 11, 2000, you will have the right to continue the coverage pursuant to COBRA. The Company will cover the cost of your COBRA coverage for the first twelve months of the COBRA period. You will be responsible for the COBRA premium for the remainder of the COBRA period, should you elect to continue the coverage.

          3. All of your granted options (180,000) in the stock of the Company will immediately vest and become exercisable. You will have until 5:00 p.m. on July 15, 2000 to exercise any or all of your options.


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          4. The Company's records will reflect the termination of your employment as a separation by mutual agreement.

          5. You agree to fully cooperate with the Company, or any subsidiary, affiliate, division or business unit of the Company or any related entity of the Company (hereinafter "Affiliates") and their counsel in connection with any litigation in which knowledge from you of matters in which you were involved while employed is required, and make yourself reasonably available to the Company to do so at times and locations as to not interfere with your duties and responsibilities to any future employer. The Company will reimburse you for any reasonable out of pocket expenses incurred by you at the Company's request in connection with such litigation such expenses will not include any compensation for your time, unless the number of hours expended by you exceeds 50 hours, in which event you will be compensated by the Company at the rate of $150.00 per hour for all hours in excess of 50 hours. You will not be entitled to reimbursement for either time or expenses in which your involvement in litigation is required by a party other than the Company.

          6. Neither you nor the Company will issue any press release or make any public statement concerning your employment with, or departure from, the Company without the prior written consent of the other party. You agree that you will not disclose the terms of this letter agreement to anyone except your spouse, your tax advisor, your attorney and taxing authorities. You further agree that you will not disparage the Company, Affiliates or their directors, officers, employees, products or services in any statements which you make to any third party, nor will you voluntarily cooperate in any proceedings or investigations against the Company or Affiliates, litigation or regulatory or administrative proceeding or investigations against the Company or affiliates, nor will you act in any manner disloyal to the Company or contrary to its interests provided that this restriction will not prevent you from testifying truthfully under subpoena in any legal proceeding. The Company agrees that it will not disparage you in any statement made by an authorized representative of the Company to third parties outside of the Company, provided that this restriction will not prevent the Company or any employee or representative of the Company from testifying truthfully in any legal, regulatory or administrative proceeding or in providing truthful information to regulatory or governmental bodies, rating agencies, analysts, credit providers, investors or shareholders. The Company will respond to any


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requests for references concerning you from prospective employers by confirming your dates of employment and positions held, and informing the prospective employer that it is Company policy not to provide additional information. All requests for references should be directed by you to Peggy Wilson, Vice President of Human Resources.

          7. In consideration of the Company's promises and obligations set forth herein, which you acknowledge provide you with valuable post-termination compensation, you hereby agree to:

         (a) Release the Company and Affiliates and their past, present and future officers, directors, attorneys, employees, shareholders and agents and their respective successors and assigns of and from any and all actions, charges, causes of action or claims of any kind, known or unknown, which you ever had, now have or hereafter may have arising out of any matter, occurrence or event existing or occurring prior to execution hereof, including without limitation: any claims relating to or arising out of your employment with and/or separation of employment with the Company; except as specifically described in this letter agreement, any claims for unpaid or withheld wages, severance, benefits, stock, restricted stock, or stock options, bonuses and/or compensation of any kind; any claims arising under or relating to your offer letter dated October 3, 1997 and Change in Control Agreement dated November 5, 1998; any claims for attorney's fees, costs or expenses; any claims of discrimination or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, sexual orientation or any other factor prohibited by federal, state or local law and/or claims of retaliation thereunder (including, but not limited to, claims for violation of the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and the Pennsylvania Human Relations Act); any claims arising under the Employee Retirement Income Security Act; and/or other statutory or common law claims now existing or hereinafter recognized, including but not limited to, breach of contract, libel, slander, fraud, whistleblower, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.


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         (b) Not to use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company any confidential information and/or proprietary information relating to the Company and its Affiliates, which you acquired in the course of your employment with the Company and which is not otherwise lawfully known by and readily available to the general public. For purposes of this Agreement, confidential information includes, but is not limited to: any information regarding the Company or its Affiliates' computer systems; security; business methods; inventions, including discoveries, improvements or ideas, whether potential or not; research or development projects or results; marketing strategies, reports or analysis; financial controls; methods of development; bids, estimates, direct and indirect costs; trade secrets of or developed by the Company or its Affiliates; any names and addresses of employees, suppliers, customers or clients of the Company or its Affiliates; any data on or relating to past, present or prospective business partners, officers, directors, employees, customers or clients; information relating to the Company or its Affiliates' relationships with past, present or prospective business partners, customers, brokers, analysts, rating agencies, credit providers and government agencies; any information considered for press release but ultimately not made public; and any other confidential information relating to or dealing with the business operations or activities of the Company or its Affiliates learned by you during your employment with the Company.

          8. The Company and its Affiliates and their past, present and future officers, employees, agents, directors, attorneys and shareholders release you, your heirs, successors and assigns of and from any and all claims based on any actions taken by you during your employment with the Company, with the exception of any claim involving criminal or fraudulent conduct on your part. (Unless such actions were reasonably known to the President of the Company).

          9. In addition to your obligations with respect to confidentiality described above, you will continue to comply at all times after the termination of your employment with your common law obligation not to disclose to third parties or use for your own benefit any trade secret or confidential proprietary information belonging to the Company. You agree and represent


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that you have returned or will return to the Company all tangible and intangible property in your possession which is the property of the Company or which contains confidential or proprietary information of the Company.

         10. You agree and acknowledge that: (a) you have been advised to consult with an attorney prior to executing this Agreement and have been represented by your own attorney, Stephen L. Grose, Esquire, in connection with the negotiation of this Agreement; (b) no promise or inducement not expressed hereby has been made to you; (c) you understand the meaning and effect of this Agreement and have voluntarily consented to its terms; and (d) you have had twenty-one (21) days to decide whether to sign this Agreement.

         11. If any term or provision of this Agreement is determined by any Court of competent jurisdiction to be unenforceable, illegal or invalid, the other terms and provisions shall remain in full force and effect.

         12. You agree and acknowledge that you shall have seven (7) days following the date upon which you sign this Agreement within which to revoke it. This Agreement shall not be effective or enforceable until the seven (7) day revocation period has expired. Any revocation must be in writing signed by you and faxed or hand-delivered to the offices of Deborah Myers Welsh, Esquire, before the revocation period has expired.

         13. This Agreement constitutes the entire agreement between you and the Company relating to your separation from employment and supersedes all prior agreements between you and the Company, oral or written, express or implied. Any modifications of this Agreement must be in writing and signed by you and the President of the Company. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, and our signatures below establish our mutual intent to be legally bound by this Agreement. Brad Hollinger certifies that he has authority to enter into this Agreement and is aware of no limitations that would affect his authority to do so. This Agreement will be binding on our respective heirs, successors and assigns, and your death or disability after this Agreement becomes effective shall have no effect of any sort upon this Agreement or the terms and obligations created hereunder. This Agreement may be executed in counterparts with the same effect as if all signatures were upon the same instrument.


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                  14. No later than three (3) business days after this Agreement becomes enforceable as provided in paragraph 12, the Company will reimburse you for all payments then due to you under paragraph 1 of this Agreement retroactive to the Effective Date in a lump sum (less applicable deductions and withholdings required by law).

                                                     BALANCED CARE CORPORATION


                                                     /s/ Brad E. Hollinger
                                                     By: Brad E. Hollinger,
                                                           President and CEO
                                                     Date: July 21, 1999



/s/ Paul Kruis          7/19/99
Paul Kruis                Date





/s/ Stephen L. Grose    7/19/99
Witness                   Date